As filed with the Securities and Exchange Commission on May 1, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Ares Management, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	80-0962035
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

2000 Avenue of the Stars

12th Floor

Los Angeles, CA 90067

(Address, including zip Code, of Principal Executive Offices)

Ares Management, L.P. 2014 Equity Incentive Plan
(Full title of the plan)

Michael D. Weiner

c/o Ares Management, L.P.

2000 Avenue of the Stars

12th Floor

Los Angeles, California 90067

(310) 201-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philippa M. Bond

Proskauer Rose LLP

2049 Century Park East, Suite 3200

Los Angeles, California 90067

Tel (310) 557-2900

Fax (310) 557-2193

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☒ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Units Representing Limited Partner Interests	31,704,545	$23.00	$729,204,535	$93,921.54

(1)         This Registration Statement on Form S-8 (this “Registration Statement”) covers 31,704,545 common units (the “Common Units”) representing limited partner interests in Ares Management, L.P. (the “Partnership”) available for issuance under the Ares Management, L.P. 2014 Equity Incentive Plan (the “Plan”).  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of Common Units as may be offered or issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions that result in an increase in the number of the outstanding Common Units or units issuable pursuant to awards granted under the Plan.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) under the Securities Act on the basis of $23.00 per Common Unit, which is the high-point of the estimated price range per Common Unit for the Partnership’s initial public offering of Common Units pursuant to the Partnership’s Registration Statement on Form S-1 (File No. 333-194919) filed on April 22, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Partnership pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)                           The Partnership’s registration statement on Form 8-A (File No. 001-36429), dated April 28, 2014, filed pursuant to Section 12(b) of the Securities Act, relating to the Partnership’s Common Units; and

(b)                           The Partnership’s prospectuses, which constitute a part of the Partnership’s Registration Statement on Form S-1 (File No. 333-94919), as amended (the “S-1 Registration Statement”), filed on April 22, 2014, under the Securities Act, and any form of prospectus subsequently filed pursuant to Rule 424(b) under the Securities Act in connection with the S-1 Registration Statement.

All documents filed by the Partnership with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all offerings of securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In no event, however, will any information that the Partnership discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Partnership may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.  Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

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Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Directors and Officers.

The partnership agreement of the Partnership will provide that in most circumstances the Partnership will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts on an after tax basis: (i) Ares Management GP LLC (the “General Partner”); (ii) any departing general partner; (iii) any person who is or was a tax matters partner, member, manager, officer or director of the General Partner or any departing general partner; (iv) any member, manager, officer or director of the General Partner or any departing general partner who is or was serving at the request of the General Partner or any departing general partner as a director, officer, manager, employee, trustee, fiduciary, partner, tax matters partner, member, representative, agent or advisor of another person; (v) any person who controls the General Partner or any departing general partner; (vi) any person who is named in the S-1 Registration Statement as being or about to become a director of the General Partner; or (vii) any person designated by the General Partner as an indemnitee in its sole and absolute discretion.

The Partnership will agree to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or with criminal intent. The Partnership will also agree to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the Partnership’s assets. The General Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the partnership to enable the partnership to effectuate indemnification. The indemnification of the persons described in clause (iv) above shall be secondary to any indemnification such person is entitled from another person or the relevant fund of the Partnership to the extent applicable. The Partnership may purchase insurance against liabilities asserted against and expenses incurred by persons for the Partnership’s activities, regardless of whether the partnership would have the power to indemnify the person against liabilities under the partnership agreement of the Partnership.

The General Partner, the Partnership, Ares Domestic Holdings L.P., Ares Holdings L.P., Ares Investments L.P., Ares Offshore Holdings L.P. and Ares Real Estate Holdings L.P. (each an “Indemnitor”) have entered into indemnification agreements with each of the directors and officers of the General Partner which provide for indemnification and advance payment of expenses by the Indemnitors to the fullest extent permitted by Delaware and Cayman Islands laws, subject to obligations of the directors and officers to reimburse the Indemnitors if they were not entitled to such indemnification.

The Partnership currently maintains liability insurance for the directors and officers of the General Partnership. Such insurance would be available to the directors and officers in accordance with its terms.

The foregoing is only a general summary of certain aspects of the Registrant’s partnership agreement and the indemnification agreements, and does not purport to be complete. It is qualified in its entirety by reference to the provisions of the Form of Amended and Restated Agreement of Limited Partnership of the Registrant filed as Exhibit 4.2 hereto and the Registrant’s form of Indemnification Agreement filed as Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on April 22, 2014 (File No. 333-194919).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
4.1	Certificate of Limited Partnership of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194919) filed March 31, 2014)

4.2

Form of Amended and Restated Agreement of Limited Partnership of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194919) filed April 4, 2014)

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5.1	Opinion of Proskauer Rose LLP

10.1	Form of 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194919) filed on April 11, 2014)

10.2

Form of Option Agreement under the 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194919) filed on April 11, 2014)

10.3

Form of Restricted Unit Agreement under the 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1 (File No. 333-194919) filed on April 11, 2014)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Proskauer Rose LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on the signature pages to this Registration Statement)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i)(1) and (a)(i)(2) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

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(ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on May 1, 2014.

ARES MANAGEMENT, L.P.

By:	Ares Management GP LLC
Its General Partner

By:	/s/ Daniel F. Nguyen
Name: Daniel F. Nguyen
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Antony P. Ressler, Daniel F. Nguyen and Michael D. Weiner, and each of them individually, with full power of substitution and resubstitution, his true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Antony P. Ressler	Chairman, Co-Founder & Chief Executive Officer	May 1, 2014
Antony P. Ressler

By:	/s/ Michael J Arougheti	Director, Co-Founder & President	May 1, 2014
Michael J Arougheti

By:	/s/ David B. Kaplan	Director, Co-Founder & Senior Partner	May 1, 2014
David B. Kaplan

By:	/s/ John H. Kissick	Director, Co-Founder & Senior Partner	May 1, 2014
John H. Kissick

By:	/s/ Bennett Rosenthal
	Bennett Rosenthal	Director, Co-Founder & Senior Partner	May 1, 2014

By:	/s/ Daniel F. Nguyen	Executive Vice President, Chief Financial	May 1, 2014
	Daniel F. Nguyen	Officer & Treasurer

By:	/s/ Paul G. Joubert	Director	May 1, 2014
Paul G. Joubert

By:	/s/ Michael Lynton	Director	May 1, 2014
Michael Lynton

By:	/s/ Dr. Judy D. Olian	Director	May 1, 2014
Dr. Judy D. Olian